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                                                                    Exhibit 10.2


                          UNQUALIFIED RELEASE AGREEMENT
                          -----------------------------

Agreement made this 22nd day of August, 2002, by and between JOHN A. FOWLER, an individual, on behalf of himself, his heirs, and anyone else who has or obtains legal rights through him (hereafter referred to as "I", "me" or "Releasor") and WILSONS LEATHER HOLDINGS INC., a Minnesota corporation, and any organization related to Wilsons Leather Holdings Inc. in the past or present, and past or present officers, directors, employees (with the exception of Releasor), shareholders, committees, insurors, agents, successors and assigns of Wilsons Leather Holdings Inc. or any past or present related organization or entity (hereafter referred to as "Wilsons" ).

DEFINITIONS. All the words in this Unqualified Release Agreement ("Release") have their meaning in ordinary English.

PAYMENTS AND PROMISES. In exchange for my Promises, as set forth below, Wilsons has promised to do the following things for me:

1. Pay me the gross amount of $350,000, less all applicable federal and state tax deductions and other applicable deductions, which net amount shall be paid during the first pay period after my termination date (which I acknowledge and agree shall be August 11, 2002), provided I have properly executed this Release (and providing that the revocation and rescission periods have passed without my rescinding all or any portion of this Release);

2. Pay the premium(s) for COBRA continuation of the medical and/or dental coverage for which I am eligible and currently enrolled as of my termination date, August 11, 2002 (resulting in insured benefits coverage through August 31, 2002), for up to fifty two (52) weeks of COBRA coverage, or the maximum number of weeks for which I am eligible, whichever is less, subject to the following. I understand and agree that Wilsons' agreement to pay such COBRA premiums is contingent upon my timely and properly electing COBRA coverage to be effective September 1, 2002. I acknowledge and agree that if I fail to timely and properly elect COBRA coverage, Wilsons shall not be responsible for any lapse in my medical and/or dental coverage or COBRA coverage, nor for any failure to pay amounts otherwise payable pursuant to this provision of this Release. Further, at such time as I may elect to terminate COBRA coverage or at such time as I may become ineligible to continue COBRA coverage, Wilsons shall no longer be responsible for any payments for premiums beyond the termination of coverage date;

3. Pay me the amount equal to what I would have received as a bonus for fiscal year 2002 under the Wilsons Executive and Key Management Incentive Plan, at the 100% targeted bonus level (for which bonus I am no longer eligible but which Wilsons will pay as part of the consideration for this Release), which would be a gross amount of $122,500, less applicable federal and state taxes and other applicable deductions, such net amount payable when all such bonuses for the 2002 fiscal year, if any, are paid out in 2003;


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4.       Arrange for all issued and outstanding stock options (i.e., the unvested portion of the 11,250 options granted on March 29, 2001, at an exercise price of $18.9375, to fully vest as of my termination date, August 11, 2002, and allow me until August 11, 2004 (rather than the usual 90 days after termination) to exercise any or all of those options. I acknowledge and expressly agree that any restricted stock that would not be vested as of my termination date of August 11, 2002, shall not vest and shall be forfeited;

5. Enter into a Consulting Agreement with me for a term of one (1) year, beginning January 1, 2003 (subject to provisions for earlier termination as agreed between the parties), which agreement shall (i) provide for a consulting fee in the gross amount of $12,000 per month,
         (ii) contain non-competition and confidentiality provisions, and (iii) require me to maintain my authorization to work in the United States, at no cost to Wilsons;

6.       Pay costs related to my Minnesota and Hong Kong residences as follows:
         (a) If the lease for my Minnesota apartment has more than three (3) months remaining on the lease term, I will be responsible for negotiating an early termination of the lease, and Wilsons will pay the rent and any early termination penalty through the negotiated termination date. If the lease has three or fewer months remaining on the term, Wilsons will pay the rent for the remainder of the term, and I will be responsible only for giving any required notice to terminate the lease and avoid any renewal or extension of the term. (b) As to my Hong Kong residence, Wilsons will continue to make the rental payments it has been making through the earlier of lease expiration or October l, 2002, at which point the lease and all payments thereunder, if any, will be my sole responsibility; and

7. Pay directly to KPMG, or another accounting firm of Wilsons' choosing in its sole discretion, the costs of preparation of my tax returns for calendar year 2002, for both my United States and Hong Kong tax returns, at the same level of service I received for calendar year 2001.

PAYMENTS CONTINGENT ON RELEASE. I understand and agree that I would not receive the Payments and Promises set forth above as item numbers 1, 2, 3, 4, 5, 6 and/or 7 except for any execution of this Release and the fulfillment of my Promises as set forth herein.

RELEASOR'S CLAIMS. The claims I am releasing below include all rights to any relief of any kind to date, including but not limited to:

1. all claims I now have against Wilsons, whether or not now known;

2. all claims I have against Wilsons for alleged discrimination against me under any federal, state or local law, including for example Title VII of the Civil Rights Act of 1964, as amended ("Title VII"), the Age Discrimination in Employment Act, as amended ("ADEA"), the Fair Labor Standards Act ("FLSA"), the Americans with Disabilities Act ("ADA") or the Minnesota Human Rights Act ("MHRA");


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3. all claims arising out of the hiring process used by Wilsons or arising out of my termination, including but not limited to, any alleged breach of contract, defamation or intentional infliction of emotional distress;

4. all claims for attorneys' fees; and

5. all claims for any other alleged unlawful employment practices arising out of or relating to my employment or the termination of my employment.

MY PROMISES. In exchange for receiving the payments and other consideration set forth in this Release, I hereby promise to fully and finally release, give up and otherwise relinquish all my claims against Wilsons, including but not limited to claims under Title VII, ADEA, FLSA, ADA and MHRA. I will not bring any lawsuits or make any other demands against Wilsons except if necessary to enforce the provisions of this Release. The payments and other consideration I will receive as set forth in this Release is full and fair payment for the release of all my claims. Wilsons does not owe me anything in addition to what I will receive under this Release.

Further, I promise that I shall continue to meet the reporting requirements for an officer of a publicly held company, and comply with all applicable laws and regulations and with company policy with regard to my officer status through my termination date of August 11, 2002, and thereafter comply with securities laws and regulations as applicable.

ADDITIONAL AGREEMENTS AND UNDERSTANDINGS. I acknowledge that Wilsons' position is that even though it has paid me to release my claims, Wilsons does not admit that it is responsible or legally obligated to me and, in fact, Wilsons denies any wrongdoing or legal obligation to me.

CONFIDENTIALITY. I agree not to disclose any information regarding the existence or substance of this Release or the payments and other consideration given in exchange for the Release except to a financial advisor and an attorney or attorneys with whom I may choose to consult regarding my consideration of this Release. It shall be a condition of any disclosure to any such individuals that they also maintain the confidentiality of the Release.

RIGHTS TO COUNSEL, CONSIDER, REVOKE AND RESCIND. I understand that I am advised by Wilsons to consult an attorney prior to signing this Release. I have read this Release carefully and understand all of its terms. I have had the opportunity to discuss this Release with my own attorney. In agreeing to sign this Release, I have not relied on any statements or explanations made by Wilsons, its agents or its attorneys, other than Wilsons' promises as set forth in this Release.

I further understand that I have twenty-one (21) days to consider my release of rights and claims of age discrimination under the ADEA, beginning the date on which I receive this Release. If I sign this Release, I understand that I am entitled to revoke my release of rights or claims of age discrimination under the ADEA within seven (7) days of executing it, and it shall not become legally binding or enforceable until the seven-day period has expired.


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I further understand that, pursuant to Minnesota law as set forth below, I may rescind this Agreement for a period of fifteen (15) days following the date of this Agreement. Any rescission within this period must be submitted in writing to Corrine G. Lapinsky, Director of Legal Services, Wilsons Leather, 7401 Boone Avenue No., Brooklyn Park, Minnesota 55428, and the rescission must state, "I hereby rescind my acceptance of the Unqualified Release Agreement." The rescission must be either personally delivered or mailed and postmarked within fifteen (15) days of execution of the Unqualified Release Agreement. This Unqualified Release Agreement shall not become effective or enforceable until the rescission period has expired. If the last day of the revocation period is a Saturday, Sunday or legal holiday in Minnesota, then the rescission period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

RELEASOR IS FURTHER SPECIFICALLY ADVISED PURSUANT TO MINNESOTA STATUTES SECTION
363.031 THAT RELEASOR HAS THE RIGHT TO RESCIND THIS AGREEMENT WITHIN FIFTEEN
(15) CALENDAR DAYS OF ITS EXECUTION. TO BE EFFECTIVE, THE RESCISSION MUST BE IN WRITING AND DELIVERED TO WILSONS EITHER BY HAND DELIVERY OR BY MAIL, PROPERLY ADDRESSED TO CORRINE G. LAPINSKY AT THE ADDRESS GIVEN ABOVE AND SENT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, WITHIN SAID FIFTEEN (15) DAY PERIOD.

                  (Remainder of Page Intentionally Left Blank)


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IN WITNESS WHEREOF, the parties have signed this Release on this day of 22nd day of August, 2002.

JOHN A. FOWLER (on behalf of herself, her heirs, successors and assigns)

/s/ John A. Fowler                     8-20-02
----------------------------------     ------------------
John A. Fowler                         Date


STATE OF MINNESOTA         )
                           ) ss.
COUNTY OF HENNEPIN         )

On this 20th day of August, 2002, personally appeared before me, a `Notary Public within and for said County, John A. Fowler, known to be the person named in and who executed the foregoing Unqualified Release Agreement and who acknowledged such execution to be his free act and deed for the purposes therein expressed.

[Notary Seal]                          /s/ Debra J. Marcus
                                       -----------------------------------------
                                       Notary Public

WILSONS LEATHER HOLDINGS INC. (on behalf of itself, its patent, subsidiary and affiliated corporations, concerns, successors and assigns)

By: /s/ Betty Goff
    ------------------------------
    Betty Goff
    Vice President, Human Resources


STATE OF MINNESOTA         )
                           ) ss.
COUNTY OF HENNEPIN         )

On this 23rd day of August, 2002, personally appeared before me, a Notary Public within and for said County, Betty Goff, Vice President Human Resource, of Wilsons Leather Holdings Inc., known to be the person named in and who executed the foregoing Unqualified Release Agreement and who acknowledged that she executed the same as her free act and deed for the purposes therein expressed.

[Notary Seal]                          /s/ Debra J. Marcus
                                       -----------------------------------------
                                       Notary Public


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